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                                                                   EXHIBIT 10.27

                            STOCK EXCHANGE AGREEMENT


      This Stock Exchange Agreement (the "Agreement") dated the 1st day of June, 1999, is by and between ST. MARY LAND & EXPLORATION COMPANY, a Delaware corporation ("St. Mary"), and ROBERT L. NANCE, PENNI W. NANCE, AMY NANCE CEBULL, AMY NANCE CEBULL AS TRUSTEE OF THE CLAY RICHARD CEBULL TRUST, ROBERT SCOTT NANCE, and BRIAN R. CEBULL, all of whom are together referred to herein as the "Stockholders" and who own all of the capital stock of Nance Petroleum Corporation, a Montana corporation ("Nance").

      WHEREAS, St. Mary desires to acquire all of the capital stock of Nance from the Stockholders in exchange for shares of the common stock, par value of $0.01 per share, of St. Mary ("St. Mary Stock") as hereinafter provided, and the Stockholders desire to effect such exchange; and

       WHEREAS, St. Mary and the Stockholders desire that the transactions provided for herein shall qualify as a reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE 1
                              DEFINITIONS; HEADINGS

      1.01 Defined Terms. As used in this Agreement, terms defined in the preamble and recitals of this Agreement have the meanings set forth therein, and the following terms have the meanings set forth below:

            (1) "Affiliates" mean Panterra, Quanterra Partnership and Quanterra Corporation as subsequently defined.

            (2) "Closing" has the meaning ascribed to such term in Section 2.03.

            (3) "Code" means the Internal Revenue Code of 1986, as amended.


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            (4) "Consideration" means those shares of St. Mary Stock set forth on Schedule 1.01(4) which have been calculated in accordance with that certain letter dated March 2, 1999, from St. Mary to Robert L. Nance, as amended by oral understanding which provides for the use of a five year NYMEX strip pricing run as opposed to the two year NYMEX price strip stated in the letter. This letter provides that the number of shares of St. Mary Stock that the Shareholders shall receive is based on a proportionate net asset value comparison of St. Mary with Nance and its Affiliates. This comparison is expressed by using a formula wherein X (the number of shares of St. Mary Stock that the Stockholders are to receive) is the numerator of a fraction and the number of shares of St. Mary Stock issued and outstanding is the denominator of the fraction, and such fraction equals a fraction in which the numerator is the net asset value of Nance and its Affiliates and the denominator is the net asset value of St. Mary. Net asset value has been determined in accordance with the above referenced letter subject to the referenced amended hydrocarbon pricing.

            (5) "Environmental Laws" mean all federal, state and local rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

            (6) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (7) "GAAP" means generally accepted accounting principles consistently applied.

            (8) "Governmental Authority" means any federal, state, or local court, arbitration tribunal or governmental department, board, commission, bureau, agency, authority or instrumentality.

            (9) "Hazardous Materials" mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea-formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing


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      polychlorinated biphenyls (PCBs); (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; (c) naturally occurring radioactive material (NORM); and (d) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority in a jurisdiction in which Nance operates.

            (10) "Knowledge" as used (i) with respect to St. Mary shall mean those facts that are actually known or should reasonably have been or become known in the ordinary course of business by the officers of St. Mary, taking into account the scope and nature of such officers' responsibilities, and (ii) with respect to the Stockholders shall mean facts that are actually known or should reasonably have been or become known to any of the Stockholders in the ordinary course of business, taking into account the scope and nature of the Stockholders' involvement in the operation of Nance, Panterra, Quanterra Partnership and Quanterra Corporation.

            (11) "Laws" mean all (i) federal, state, or local or foreign laws, rules and regulations, (ii) orders, (iii) Permits, and (iv) agreements with federal, state, local, or foreign regulatory authorities to which the Stockholders, Nance, Panterra, Quanterra Partnership, Quanterra Corporation or St. Mary, as the case may be, is a party or by which any of them or their property is bound.

            (12) "Liens" mean all liens, liabilities, claims, security interests, mortgages, pledges, agreements, obligations, restrictions, or other encumbrances of any nature whatsoever, whether absolute, legal, equitable, accrued, contingent or otherwise, including, without limitation, any rights of first refusal.

            (13) "1933 Act" means the Securities Act of 1933, as amended.

            (14) "1934 Act" means the Securities Exchange Act of 1934, as amended.

            (15) "Nance Financial Statements" mean the unaudited financial statements of Nance for each of its past two fiscal years,


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      July 31, 1997, July 31, 1998, and that prepared in connection with this transaction dated as of December 31, 1998.

            (16) "Nance Stock" means all of the issued and outstanding shares of all Class A and Class B common stock of Nance

            (17) "NASDAQ" means National Association of Securities Dealers Automated Quotations System.

            "Panterra" means Panterra Petroleum, a Montana general partnership of which Nance and St. Mary are the partners and of which Nance is the managing partner.

            "Panterra Financial Statements" mean the audited financial statements of Panterra for the years ended December 31, 1996, December 31, 1997, and December 31, 1998.

            (20) "Permits" mean all permits, licenses, franchises, orders, certificates and approvals.

            (21) "Quanterra Corporation" means Quanterra Energy Corporation.

            (22) "Quanterra Partnership" means Quanterra Alpha Limited Partnership of which Quanterra Corporation, Nance and Robert T. Hanley are the partners.

            (23) "Related Agreements" mean all of the other agreements to be executed in connection with and pursuant to this Agreement.

            (24) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

            (25) "SEC" means the United States Securities and Exchange
      Commission.

            (26) "SEC Documents" mean all registration statements, proxy statements, periodic reports and schedules filed by St.
      Mary with the SEC under the Securities Laws.

            (27) "Securities Laws" mean the 1933 Act, the 1934 Act, the Investment Company of Act of 1940, as amended, the Trust


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      Indenture Act of 1939, as amended, and the rules and regulations of the
      SEC promulgated thereunder.

            (28) "Taxes" mean any taxes or other governmental charges or assessments of whatever kind or nature imposed by the United States, by any other nation or by any state, county, municipality or governmental subdivision, including without limitation, any income, franchise or any other similar taxes based on or measured by income or otherwise, any sales or use taxes, property, employment and employer withholdings, unemployment, social security, occupational, customs, excise or other taxes, together with any interest or penalties relating thereto.

            (29) "Tax Reports" mean all returns or reports required to be filed relating to the federal and state income tax filings of Nance and its Affiliates..

      1.02 Other Definitional Provisions. Wherever the context so requires, words used herein in the masculine gender shall be deemed to include the feminine and neuter. A definition of any term shall be equally applicable to both the singular and plural forms of the term defined.

      1.03 Titles; Headings. All titles and headings appearing in this Agreement are for identification only and are not to be used for interpretive purposes.

                                    ARTICLE 2
                           EXCHANGE OF STOCK; CLOSING

      2.01 Acquisition of Nance Stock. Subject to the terms and conditions herein stated, the Stockholders agree to assign, transfer and deliver to St. Mary at Closing, and St. Mary agrees to acquire from the Stockholders at Closing, all of the issued and outstanding Nance Stock. The certificates representing the Nance Stock shall be duly endorsed in blank by the Stockholders. The Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates representing the Nance Stock.

      2.02 Exchange of Shares. At Closing, the Stockholders shall surrender the certificate or certificates representing all the issued and outstanding Nance Stock in exchange for certificates for the St. Mary Stock issued in the name of the Stockholders in the amount of the Consideration. The Stockholders shall receive their certificates for the St. Mary Stock issued as the Consideration as set forth on Schedule 2.02 attached hereto.


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      2.03 Closing. The closing of the transaction provided for herein (the
"Closing") shall take place at the offices of Nance on June 1, 1999, at 10:00 a.m., local time.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

      The Stockholders represent and warrant to St. Mary as follows:

      3.01 Ownership of Shares. The Stockholders are the lawful sole owners, beneficially and of record, of all of the issued and outstanding shares of Nance Stock and such stock is free and clear of all Liens. The ownership of Nance Stock by the Stockholders is as set forth in Schedule 3.01 hereto.

      3.02 Stockholders' Due Execution, Enforceability Against Stockholders. This Agreement has been duly executed and delivered by the Stockholders and is a valid and binding obligation of the Stockholders, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights and general principles of equity. The execution, delivery and performance of this Agreement by the Stockholders will not violate or conflict with any agreement, instrument, judgment or decree to which the Stockholders, Nance or any Affiliate is a party or is subject.

      3.03 Stockholders' Capacity. The Stockholders have full legal right, power, authority and capacity to execute, deliver and perform their obligations under this Agreement to consummate the transactions contemplated hereunder or thereunder.

      3.04 Organization Existence. Nance is a corporation duly organized and validly existing under the laws of Montana with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Nance is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification. The jurisdictions in which Nance is qualified to do business, and the names and addresses of Nance's registered agents in such jurisdictions, are set forth on Schedule 3.04 hereto. Schedule 3.04 hereto sets forth all names under which Nance has conducted or purported to conduct business since the date of its incorporation.


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      3.05 Capital Stock. Nance is authorized to issued 10,000 shares of Class A common voting stock without par value and 40,000 shares of Class B common non-voting stock without par value. As of the date of this Agreement, Nance has issued and there are outstanding 5,000 shares of Class A common stock and 20,000 shares of Class B common stock. Other than the Nance Stock, there is no class or series of equity of Nance authorized, issued or outstanding. All such outstanding shares of Nance Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversions rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of any equity security of Nance, including any Nance
Stock, other than as contemplated by this Agreement.

      3.06 Subsidiaries. Except as set forth in Schedule 3.06 hereto, Nance does not have any subsidiaries or hold any equity or ownership interest of any kind, whether beneficially or of record, in any corporation, partnership, liability company, joint venture, or other enterprise or entity of any nature whatsoever.

      3.07 No Restrictions Against Performance. Neither the execution, delivery nor performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated in this Agreement or in the Related Agreements will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or adverse condition under:

            (a) the Articles of Incorporation and By-Laws of Nance or of Quanterra Corporation;

            (b) any Law which is applicable to Nance or any Affiliate or any of their properties or assets;

            (c) any contract, indenture, instrument, agreement, mortgage, lease, right, or other obligation or restriction to which Nance or any Affiliate is a party or by which Nance or any Affiliate or any of their properties or assets is or may be bound; or

            (d) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any Governmental Authority by which either Nance or any Affiliate or any of their properties or assets is or may be bound or by which the Stockholders may be bound.


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      3.08 Historical Financial Information. The Nance Financial Statements,
true and complete copies of which have been previously delivered to St. Mary present fairly the financial position, assets and liabilities of Nance as of the dates thereof and the revenues, expenses, results of operations and cash flows of Nance for the periods covered thereby, on a tax basis with adjustments made in accordance with GAAP so that the net asset value of Nance can be determined and reasonably compared with the net asset value of St. Mary. The Nance Financial Statements are in accordance with the books and records of Nance and do not reflect any transactions which are not bona fide transactions. The books and records of Nance have been maintained in accordance with applicable laws, rules and regulations, and in the ordinary course of business. To the best of Stockholders' Knowledge, the accounts and notes receivable of Nance reflected in the Nance Financial Statements are valid, existing and genuine and represent sales actually made or services actually delivered by Nance in bona fide transactions in the ordinary course of business consistent with past practice and there is no material right of setoff or counterclaim or threat thereof that would jeopardize the collectability of such accounts and notes receivable at the aggregate recorded amounts thereof. The Stockholders have no Knowledge of any material difference that would arise if the Nance Financial Statements were prepared in accordance with GAAP as opposed to being prepared on a tax basis with the GAAP-type adjustments that have been made.

      3.09 No Undisclosed Liabilities. To the best of Stockholders' Knowledge, no basis exists on the date hereof for assertions against Nance of any material claim or liability of any nature other than (i) those which have been disclosed in the Nance Financial Statements, or (ii) have been incurred in the ordinary course of the business of Nance since December 31, 1998 and which do not constitute a breach of the representation and warranty set forth in Section
3.10. For purposes of this Section 3.09, a claim or liability shall be deemed to be "material" if it involves an amount in excess of $25,000, individually or in the aggregate, as the context requires.

      3.10 No Adverse Effects or Changes. Since December 31, 1998, Stockholders are not aware of any event involving either Nance or any Affiliate that has had a material adverse effect on its business or its assets. Except as listed on
Schedule 3.10, since December 31, 1998, neither Nance nor any Affiliate has:

            (a) made any change in its authorized capital or outstanding securities;

            (b) borrowed or agreed to borrow any funds, guaranteed the repayment of any indebtedness or incurred any other contingent financial


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obligations, except borrowings incurred in the ordinary course of its business in accordance with its past practices;

            (c) satisfied any obligation or liability (absolute or contingent), other than obligations and liabilities incurred in the ordinary course of its business in accordance with its past practices;

            (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;

            (e) except as set forth on Schedule 3.10(e), sold, transferred or otherwise disposed of, or agreed to sell transfer or otherwise dispose of, any material assets, properties or rights, except inventory and equipment in the ordinary course of its business in accordance with its past practices, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims other than accounts receivable write-offs and writedowns in the ordinary course of its business in accordance with its past practices;

            (f) other than in the ordinary course of business in accordance with its past practices, entered, or agreed to enter, into any agreement or arrangements to sell any of its assets, properties or rights, including inventories and equipment;

            (g) made or permitted any amendment or termination of any material contract, agreement, permit or license to which it is a party or by which it or any of its properties are bound;

            (h) except as set forth on Schedule 3.10(h), made, directly or indirectly, any accrual or arrangement for or payment of any bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director or executive employee;

            (i) except for customary raises granted in the ordinary course of its business in accordance with its past practices, increased the rate of compensation payable, or to become payable, by it to any of its officers, directors or employees or adopted any new, or made any increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan payment or arrangement made to, for or with any present or former such officers, directors, or executive employees;


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            (j) incurred, or become subject to, any uninsured claim or liability for any material damages for any negligence or other tort or breach of contract;

            (k) made any capital expenditures (or commitments therefor) which in the aggregate exceed $50,000;

            (l) suffered any damages, destruction or casualty losses in excess of $10,000 as to any single occurrence or $50,000 in the aggregate;

            (m) entered into any other material transaction other than in the ordinary course of its business in accordance with its past practices; or

            (n) suffered any material adverse change in condition of or title to any of its assets except depletion through normal production within authorized allowables, ordinary changes in rates of production, and depreciation of equipment through ordinary wear and tear.

      3.11 Third-Party and Governmental Consents. Except as set forth in
Schedule 3.11 hereto, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any Governmental Authority or other third party is required on the part of the Stockholders, Nance or any Affiliate in connection with the execution and delivery of this Agreement or the Related Agreements by the Stockholders or the consummation of the transactions contemplated hereby or thereby. All of the consents and approvals set forth on Schedule 3.11 have been obtained.

      3.12  Real and Personal Property

            (a) Real Property. Schedule 3.12(a) sets forth a list of all real properties, other than properties acquired for the development of or exploration for oil and gas resources, owned, leased, or subject to a contract or purchase and sale or lease commitment by Nance, written or oral, (collectively "Real Property"), and with respect to all owned Real Property, a description of the nature and amount of any liens, mortgages and encumbrances incurred by Nance affecting such Real Property. Except as set forth in Schedule 3.12(a), the buildings, premises and equipment that are owned or leased by Nance are in good operating condition and repair, subject only to ordinary wear and tear customary within the local trade. To the Knowledge of the Stockholders there is no matter currently pending the effect of which in any material respect would interfere with or prevent the continued use of any of the Real Property for the purposes for which it is now being used or would materially affect the values thereof.


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            (b) Oil and Gas Leases and Wells. Schedule 3.12(b) sets forth a true, correct and complete list of all oil and gas leases and wells in which either Nance or its Affiliates is a party, whether as lessor, lessee, or the owner of any non-cost bearing interest. The interests of either Nance or its Affiliates in all leases listed on such Schedule are valid and subsisting and in full force and effect, and all rentals and other payments now due have been paid. Nance and its Affiliates enjoy and are in peaceful and undisturbed possession as to their respective ownership share under each lease so listed in which it is a lessee. Neither Nance nor its Affiliates have received any notice of, and to the Knowledge of the Stockholders, there does not exist, any event of default or event, occurrence or act which, with the giving of notice or the lapse of time or both, would become a default under any such lease, and neither Nance nor its Affiliates have violated any of the terms or conditions under any such lease in any material respect. The real property under the leases referred to in Schedule 3.12(b) is free from material physical defects. Such real property and the fixtures, equipment, and other property attached, situated or appurtenant thereto are in good operating condition and repair, in compliance with all applicable Laws and are adequate and suitable for the purposes for which they are presently being used, except for such matters which in the aggregate would not have a material adverse effect on the business of Nance.

            (c) Personal Property. Except as otherwise identified on Schedule 3.12(c) hereto, Nance has good, valid, marketable, legal and beneficial title to all of its personal property, free and clear of all Liens. There are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person or entity, other than St. Mary, to acquire any interest in all or any part of the personal property of Nance.

      3.13 Accounts and Notes Receivable. Schedule 3.13 sets forth a list as of December 31, 1998, of all accounts and notes receivable of Nance and the Affiliates together with:

            (a) an aging schedule setting forth all such accounts receivable (other than intercompany receivables)

            (b) the identity of any asset in which Nance or an Affiliate holds a security interest to secure payment of the underlying indebtedness;

            (c) a description of the nature and amount of any lien on or security interest in such accounts and notes receivable; and

            (d) an identification of the accounts receivable on this Schedule
3.13 which have been collected in their entirety since December 31, 1998.


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Except as specifically identified on Schedule 3.13, the Stockholders believe to the best of their Knowledge that the accounts and notes receivable itemized are collectible in the ordinary course of Nance's and the Affiliates' businesses.

      3.14 Accounts Payables and Promissory Notes. Schedule 3.14 sets forth a list of:

            (a) all accounts payable of Nance and the Affiliates as of December 31, 1998, together with an appropriate aging schedule;

            (b) all long-term and short-term promissory notes, installment contracts, loan agreements and credit agreements to which Nance or the Affiliates is a party or to which any of their properties are subject;

            (c) all indentures, mortgages, security agreements, pledges, and any other agreements, pledges, and any other agreements of Nance and the Affiliates relating thereto or with respect to collateral securing the same; and

            (d) an identification of the accounts payable on Schedule 3.14 that have been fully or partially paid since December 31, 1998.

      3.15  Insurance and Bonds.

            (a) Schedule 3.15 sets forth a list of all insurance policies and bonds held by Nance including those covering its properties, buildings, equipment, fixtures, employees, and operations. Such list specifies with respect to each such policy:

            (i) the insurer and agent;

            (ii) the amount of coverage;

            (iii) the dates of premiums or payments due thereunder; and

            (b) the expiration date, as applicable.

Each such policy identified is currently in full force and effect. All insurance premiums due according to the applicable payment schedules reflected in such policies have been timely paid. Except as set forth on Schedule 3.15, there are no facts or circumstances known to the Stockholders or under which any claims for uninsured losses or damages are likely to be asserted against Nance in an


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amount in excess of $10,000 nor are there any such claims pending against Nance;

            (c) the insurance policies currently maintained by Nance provide coverage believed by the Stockholders to be adequate for its properties, assets, products and operations;

            (d) Nance has not requested cancellation of any material policy of insurance at any time during the previous two years;

            (e) Nance has not sought and been denied any insurance coverage during the two-year period prior to the Closing Date. All bonds issued to secure performance of or payment by Nance under any material contract in progress or yet to be completed, including those contracts identified in Schedule 3.15, are in force and effect and are identified on Schedule 3.15. Neither Nance nor the Stockholders have made any representations or undertaken any other act which would give rise to a viable claim that any such existing bond is invalid or unenforceable; there are no facts or circumstances under which the validity or enforceability by Nance of any such existing bond could be successfully challenged; and

            (f) the transactions contemplated by this Agreement will have no adverse effect on any such existing bond.

      3.16 Bank Accounts. Schedule 3.16 sets forth a list of (i) the name of each bank or other financial institution in which Nance or the Affiliates have an account or safe deposit box; (ii) the names of all person authorized to draw thereon or to have access thereto; and (iii) the names of all persons other than the officers of Nance and the Affiliates who are authorized to incur liabilities on behalf of Nance or the Affiliates for borrowed funds.

      3.17 Compliance with Laws. To the best of Stockholders' Knowledge, Nance and the Affiliates have complied with and are not in default under any Laws the violation of which could have a material adverse effect on their business, properties or assets.

      3.18 Litigation. There is no judicial or administrative claim, action, suit or proceeding pending or, to the Knowledge of the Stockholders, threatened against or relating to the Stockholders, Nance, the Affiliates or the officers or directors of Nance or the Affiliates in their capacities as officers or directors, the business, properties or assets of Nance or the Affiliates or the transactions contemplated by this Agreement or the Related Agreements, including, but not limited to, actions or proceedings alleging any violation of any Environmental Law, before


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any federal, state, or local court, arbitration tribunal or Governmental
Authority, which would, individually or in the aggregate, materially adversely affect the Stockholders, the business, properties or assets of Nance or the Affiliates, or the transactions contemplated by this Agreement or the Related Agreements and to the Knowledge or the Stockholders there does not exist any valid basis for any such claim, action, suit or proceeding. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Stockholders, threatened by or against the Stockholders, Nance or the Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby and the Stockholders have no reason to believe there exists a valid basis for any such claim, action, suit, proceeding or investigation.

      3.19 Permits. Schedule 3.19 hereto sets forth a true, correct and complete list of all Permits of any federal, state or local regulatory or Governmental Authority relating to the business properties or assets of Nance. The Permits constitute all permits, licenses, franchises, orders, certificates and approvals which are required for the lawful operation of the business, properties and assets of Nance. Further, Nance is in compliance in all material respects with all such Permits and owns or has owned or had valid Permits to use all properties, tangible or intangible, necessary for the conduct of its business and the operation of its properties and assets in the manner in which they are now conducted and operated.

      3.20 Taxes.

            (a) All Tax Reports required to be filed by Nance and the Affiliates that are required to be filed on or prior to the Closing have been duly filed and are true, complete and accurate in all material respects. All Taxes owed with respect to the periods covered by such Tax Reports have been duly paid. Nance and the Affiliates have complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes and has timely withheld and paid to the proper governmental authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

            (b) There are no agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of any Tax on Nance or the Affiliates ; there are not any actions, suits, proceedings, investigations or claims now pending against Nance or the Affiliates in respect of unpaid Taxes, and there are no matters under discussion with any federal, state, county or local Governmental Authority relating to any amount of unpaid Taxes. Except as otherwise set forth on Schedule 3.20, the Tax Reports of Nance and the Affiliates have not been audited and are not in the process of being audited by the applicable taxing authorities, and there is no Tax deficiency outstanding, proposed or assessed against Nance or the Affiliates, and Nance and the Affiliates are not a party to any Tax allocation or Tax sharing agreement.

            (c) Since its formation, Nance has been treated as a C Corporation for federal income tax purposes.

      3.21 Employee Benefit Plans and Employment Agreement.

            (a) Set forth on Schedule 3.21(a) is a list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), written or oral employment or consulting agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement, (or plan, program, or arrangement) covering any present or former employee of Nance and which is, or at any time was, sponsored or maintained by (or to which contributions are, were, or at any time were required to have been, made by Nance. Each and every such plan, program, policy, practice, arrangement and agreement included on the list set forth under
Schedule 3.21(a) is hereinafter referred to as an "Employee Benefit Plan".

            (b) With respect to each Employee Benefit Plan, there has been delivered to St. Mary, (i) copies of each such Employee Benefit Plan (including all trust agreements, insurance or annuity contracts, descriptions, general notices to employees or beneficiaries and any other material documents or instruments relating thereto); (ii) the most recent audited (if required or otherwise available) or unaudited financial statement with respect to each such Employee Benefit Plan; (iii) copies of the most recent determination letters with respect to any such Employee Benefit Plan which is an employee pension benefit plan (as such term is defined under ERISA) intended to qualify under the Code; and (iv) copies of the most recent actuarial reports, if any, of each such Employee Benefit Plan.

            (c) With respect to each Employee Benefit Plan:

                  (i) each such Employee Benefit Plan which is an employee pension benefit plan intended to qualify under the Code so qualifies and has received a favorable determination letter as to its qualification under the Code, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust;

                  (ii) Nance has complied in all material respects with all provisions of ERISA and no act or omission by the Stockholders, Nance or any fiduciary of any Employee Benefit Plan has occurred that will or could be expected to give rise to liability for a breach of fiduciary responsibilities under ERISA or to any fines or penalties under ERISA;

                  (iii) all insurance and annuity premiums, if any, required for all periods up to and including the Closing have been or will be paid;

                  (iv) no Employee Benefit Plan provides for any post-retirement life, medical, dental or other welfare benefits (whether or not insured) for any current or former employee except as required under Code or ERISA or applicable state or local Law;

                  (v) all contributions required to have been made by law or under the terms of any contract, agreement or Employee Benefit Plan for all complete and partial periods up to and including the Closing have been made or will be made;

                  (vi) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable from such Employee Benefit Plan being classified as an excess parachute payment under Code;

                  (vii) there are no matters pending before the United States Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC");

                  (viii) there have been no claims or notice of claims filed under any fiduciary liability insurance policy covering any Employee Benefit Plan;

                  (ix) to the extent applicable, each such Employee Benefit Plan has complied with the "secondary payor" requirements of the Social Security Act;

                  (x) each and every such Employee Benefit Plan which is a group health plan (as such term is defined under the Code or ERISA complies, and in each and every case has complied, with the applicable requirements of Code, ERISA, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, and all other federal, state or local Laws or ordinances requiring the provision or continuance of health or medical benefits;

                  (xi) each and every Employee Benefit Plan which is a cafeteria plan or flexible spending account plan complies, and in each and every case has complied, with the applicable requirements of the Code and all other applicable federal, state, or local Laws or ordinances; and

                  (xii) each and every Employee Benefit Plan which is a dependent care assistance program complies, and in each and every case has complied, with the applicable requirements of the Code and all other applicable federal, state or local Laws or ordinances.

            (d) With respect to any employee benefit plan (within the meaning of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any deferred compensation agreement, plan or program (whether or not any such plan, program, or agreement is currently in effect):

                  (i) there are no action, suits, or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Stockholders threatened, and the Stockholders have no Knowledge of any facts which could give rise to any such actions, suits, or claims (other than routine claims for benefits in the ordinary course), which could subject Nance to any liability;

                  (ii) Nance has not engaged in a prohibited transaction, as such term is defined in the Code which would subject Nance to any taxes, penalties or other liabilities resulting from prohibited transactions under the Code or under ERISA;

                  (iii) no event has occurred and no condition exists that could subject Nance to any tax or penalty under the Code, or to a fine under ERISA;

                  (iv) Nance is not subject to (1) any liability, lien or other encumbrance under any agreement imposing secondary liability on Nance as a seller of the assets of a business under ERISA or the Code, (2) contingent liability under ERISA to the PBGC or to any plan, participant, or other person or (3) a lien or other encumbrance under ERISA; and

            (e) (i) Nance is not subject to any legal, contractual, equitable, or other obligation to continue any Employee Benefit Plan of any nature, including, without limitation any Employee Benefit Plan or any other pension, profit sharing, welfare, post-retirement welfare plan, or post-retirement welfare plan, or any stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice (or to continue participation in any such benefit plan, policy or practice) on or after the Closing;

                  (ii) Nance may, in any manner, and without the consent of any employee, beneficiary or other person, terminate, modify or amend any such Employee Benefit Plan (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date on or after the Closing; and

                  (iii) no representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan have been made prior to the Closing to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such Employee Benefit Plan as in effect immediately prior to the Closing.

            (f) Nance has at no time participated in a multi-employer pension plan.

            (g) With respect to each and every Employee Benefit Plan subject to
ERISA: (i) no such Employee Benefit Plan or related trust has been terminated or partially terminated; (ii) no liability to the PBGC has been or is expected to be incurred with respect to such Employee Benefit Plan; (iii) the PBGC has not instituted and is not expected to institute any proceedings to terminate such Employee Benefit Plan; (iv) there has been no reportable event (within the meaning of ERISA); (v) there exists no condition or set of circumstances that presents a material risk of the termination of such Employee Benefit Plan by the PBGC; (vi) no accumulated funding deficiency (as defined under ERISA and the Code), whether or not waived, exists with respect to such Employee Benefit Plan; and (vii) the current value of all vested accrued benefits under each such Employee Benefit Plan did not as of the last day of the most recently ended fiscal year of each Employee Benefit Plan, and will not as of the Closing, exceed the current value of the assets of each such Employee Benefit Plan allocable to such vested accrued benefits.

      3.22 Certain Employees and Salaries. Schedule 3.22 sets forth a list of the names and salary rates of all employees of Nance whose current regular annual salary rate is $60,000 or more, together with any bonuses paid or payable to each such employee of Nance for the preceding or current fiscal year, and, to the extent existing at Closing, all arrangements with respect to any bonuses or other payments to be paid to such employees by Nance from and after the date of Closing. Schedule 3.22 also identifies the company cars, club memberships and other fringe benefits paid or payable in the future by Nance pursuant to existing agreements on behalf of such employees.

      3.23 Material Contracts. Schedule 3.23 lists all contracts and arrangements, written, electronic, oral, or otherwise, of the following types to which Nance or an Affiliates is a party or by which they are bound, or to which any of their assets or properties is subject:

            (a) any contract or arrangement of any kind with any employee, officer or director of Nance or an Affiliate or the Stockholders or any member of a Stockholder's family;

            (b) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, any unperformed commitment, or goods or services, having a value in excess of $10,000;

            (c) any contract or arrangement pursuant to which Nance or an Affiliate has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

            (d) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property (to the extent not addressed in Section 3.14) or personal property or agreement for financing;

            (e) any contract or arrangement involving a partnership, joint venture, jointly owned corporation or other cooperative undertaking;

            (f) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of Nance or an Affiliate;

            (g) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of Nance or an Affiliate or Nance or an Affiliate is granted the authority to act for or on behalf of any person;

            (h) any contract for which the full performance thereof may extend beyond sixty calendar days from the date of this Agreement;

            (i) any real property leases to which Nance or an Affiliate is a party, whether as lessor or lessee, which relate to the business of Nance or an Affiliate not listed on Schedule 3.12(b);

            (j) any contract not made in the ordinary course of business which is to be performed at or after the date of this Agreement; and

            (k) any contract not specified above that is material to the business, properties or assets of Nance or an Affiliate;

There has been delivered to St. Mary true, correct and complete copies of each document listed on Schedule 3.23 and a written description of each oral arrangement so listed. Except as disclosed on Schedule 3.23, all such contracts and arrangements, if canceled at any time by the other party, would not have a material adverse effect on the business, properties or assets of Nance or an Affiliate. There have been delivered to St. Mary accurate copies of each form which has been used in the business of Nance or an Affiliate and is in effect with respect to any third party at the time of Closing. Except as set forth on
Schedule 3.23 hereto, each contract between Nance or an Affiliate and any third party is valid and in full force and effect and constitutes the legal, valid and binding obligation of Nance or an Affiliate and the other parties thereto, enforceable against Nance or an Affiliate and the other parties thereto in accordance with their respective terms, and, to the Knowledge of the Stockholders, there are no existing violations or defaults by Nance or an Affiliate (including, but not limited to, the subcontracting or delegation by Nance or an Affiliate of duties to third parties) or by any other party thereto and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a violation or default thereunder. No other party to any such contract has in writing or otherwise asserted the right, and no basis exists for the assertion of any enforceable right to renegotiate, cancel or terminate prior to the full term thereof any of the terms or conditions of any such contract, nor does Nance or an Affiliate have any Knowledge that any party to any such contract intends not to renew any such contract upon termination of its current term. Except as set forth on Schedule 3.23 hereto, no consent of any party to such contracts is required for the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

      3.24 Labor Matters. Nance has conducted, and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment. Except as set forth on Schedule 3.24, the relationships of Nance with its employees are good and there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving Nance. Except as set forth on Schedule 3.24, to the Knowledge of the Stockholders there are no facts or circumstances that could give rise to a claim for wrongful termination or discrimination on any basis. Except as set forth on
Schedule 3.24, none of the employees of Nance is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to the Knowledge of the Stockholders, no attempt is currently being made or during the past three years has been made to organize any employees of Nance to form or enter a labor union or similar organization.

      3.25 Environmental Matters. Except as set forth in Schedule 3.25:

            (a) Nance and the Affiliates are currently in compliance in all material respects with all applicable Environmental Laws, have cured any past violations or alleged violations of Environmental Laws to the satisfaction of Governmental Authorities, are not currently in receipt of any notice of violation, are not currently in receipt of any notice of any potential liability for cleanup of Hazardous Materials and are not now subject to any investigation or information request by a Governmental Authority concerning Hazardous Materials or any Environmental Laws. To the Knowledge of the Stockholders, Nance and the Affiliates hold and are in compliance with all governmental permits, licenses, and authorizations necessary to operate those aspects of their businesses that relate to siting, wetlands, coastal zone management, air emission, discharges to surface or ground water, discharges to any sewer or septic system, noise emissions, solid waste disposal or the generation, use, transportation or other management of Hazardous Materials. Neither Nance nor an Affiliate has ever generated, manufactured, refined, recycled, discharged, emitted, released, buried, processed, produced, reclaimed, stored, treated, transported, or disposed of any Hazardous Materials except in compliance with all applicable Laws, including applicable Permit requirements;

            (b) No assets of Nance or an Affiliate are subject to any Lien in favor of any person as a result of any Hazardous Material or response thereto;

            (c) To the Knowledge of the Stockholders, all facilities where any person has treated, stored, disposed of, reclaimed, or recycled any Hazardous Material on behalf of Nance or an Affiliate are in compliance with Environmental Laws.

      3.26 Necessary Property.

            (a) To the extent not otherwise listed on a schedule to this Agreement, the assets of Nance, whether tangible or intangible, which are required for the operation by Nance of its businesses now conducted are listed on Schedule 3.26(a).

            (b) Nance has consummated each act or deed, if any, necessary to transfer, pursuant to the exchange of shares provided for by this Agreement, beneficial ownership of the assets described on Schedule 3.26(a) as well as the assets listed on any other schedule attached hereto to St. Mary, and Nance represents that St. Mary will not have any liability or obligation relating to the transfer of such assets.

      3.27 Minute Books and Charter Documents. All corporate records and books (including stock transfer ledgers) of Nance and Quanterra Corporation have been made available to St. Mary for its review.

      3.28 Broker's Fees. No agent, broker or other person is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against Nance or against St. Mary as a result of any actions by the Stockholders or Nance. The Stockholders shall indemnify St. Mary against any claim for any such commission or finder's fee made by any agent, broker or other person as a result of any actions by the Stockholders or Nance.

      3.29 Investment Representation. Each of the Stockholders acknowledges that the issuance to him or her by St. Mary of the shares of St. Mary Stock constituting the Consideration pursuant to this Agreement has not been registered under the 1933 Act or any state securities Law, and that such St. Mary Stock may not be sold or transferred other than pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from such registration, and further acknowledges that the certificates representing the St. Mary Stock will bear a restrictive legend to the foregoing effect. Each Stockholder is acquiring the St. Mary Stock for investment purposes only, for his or her own account (and not for the account(s) of others) and not with a view to the distribution thereof. Each Stockholder confirms that (i) he or she is familiar with the business of St. Mary and has had the opportunity to ask questions of appropriate executive officers of St. Mary (and that he or she has received responses thereto to his or her satisfaction) and to obtain such information about the business and financial condition of St. Mary as he or she has reasonably requested, and (ii) he or she has such knowledge and experience in financial and business matters that he or she is capable of evaluating and accepting the merits and risks of an investment in St. Mary Stock.

      3.30 Questionable Payments. Neither Nance nor an Affiliate nor any executive employee, agent, or representative of Nance or an Affiliate (including the Stockholders) has made, directly or indirectly, any (a) bribes, kickbacks or illegal payments, (b) payments that were falsely recorded on the books and records of Nance or an Affiliate, or (c) payments to governmental officials for improper purposes.

      3.31 Tax Reports. Schedule 3.31 contains true and correct copies of the Tax Reports filed by either Nance or its Affiliates for the past three tax years including tax year 1998.

      3.32 Joint Operating Agreements. Neither Nance nor an Affiliate has entered into any joint operating agreement regarding any of the leases or wells affected by this Agreement that contains terms or conditions which impose duties or obligations on Nance or any Affiliate beyond those customarily contained or created by joint operating agreements executed in the ordinary course of conducting an oil and gas business.

      3.33 Affiliates. The Stockholders represent and warrant to St. Mary with respect to Panterra and the Panterra Financials, and with respect to Quanterra Partnership, the matters set forth in Section 3.08 and Section 3.09 to the same extent as those representations and warranties by the Stockholders apply to Nance. Quanterra Partnership is a limited partnership organized and in good standing under the laws of the State of Montana of which Quanterra Corporation is the sole general partner and as such holds a one percent partnership interest and Nance holds a forty-nine and one-half percent limited partner interest.

      3.34 No Misstatements or Omissions. No representation or warranty made in this Agreement or on any Schedule hereto by the Stockholders is false or misleading as to any material fact or omits to state a material fact required to make any of such information not misleading in any material respect. In addition, all other information made available by Nance to St. Mary, whether in oral, written, or any other form, is true and correct to the Knowledge of the Stockholders, and such information is not false or misleading as to any material fact. To the Knowledge of the Stockholders, the foregoing representations, warranties, schedules and information constitute full disclosure of all material facts with respect to the business, assets and liabilities of Nance and the Affiliates.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF ST. MARY

      St. Mary represents and warrants to the Stockholders as follows:

      4.01 Organization; Good Standing. St. Mary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority and legal right to own, operate and lease its properties and assets and to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification.

      4.02 Authority. St. Mary has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. St. Mary has the power and authority to deliver the Consideration, and all necessary corporate action to authorize the delivery of the Consideration has been taken.

      4.03 Due Execution and Enforceability. This Agreement is a valid and binding obligation of St. Mary, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights and general principles of equity.

      4.04 No Restrictions Against Performance. Neither the execution, delivery, authorization or performance of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or adverse condition under (i) the Certificate of Incorporation or By-Laws of St. Mary; (ii) any federal, state or local Law, which is applicable to St. Mary; (iii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which St. Mary is a party or by which it is bound; or (iv) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any Governmental Authority by which St. Mary is bound.

      4.05 Capital Stock of St. Mary. The authorized capital stock of St. Mary consists of 50,000,000 shares of common stock of which 10,827,067 are issued and outstanding. All of the issued and outstanding shares of St. Mary Stock are, and all of the shares of St. Mary Stock, when issued in accordance with the terms of this Agreement are or will be, duly and validly authorized and issued and outstanding, fully paid and nonassessable. None of the outstanding shares of St. Mary Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past holders of St. Mary Stock. Except as disclosed on Schedule 4.05 hereto, as of the date of this Agreement, there are no other equity securities of St. Mary outstanding and no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character provided for the purchase, issuance or sale of any shares of the capital stock of St. Mary, other than as contemplated by this Agreement.

      4.06 SEC Filings; Financial Statements of St. Mary. St. Mary has timely filed and made available to the Stockholders all SEC Documents required to be filed by St. Mary during calendar year 1998 and since December 31, 1998 . The SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and
(ii) did not, at the time they were filed (or, if amended, or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in the SEC Documents or necessary in order to make the statements in the SEC Documents in light of the circumstances under which they were made, not misleading. Each of the St. Mary financial statements (including, in each case, any related notes) contained in the SEC Documents complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in GAAP, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q under the 1934 Act, as amended), and fairly presented in all material respects the consolidated financial positions of St. Mary and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows of the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

      4.07 Materially Adverse Change of Condition. St. Mary has no Knowledge of any material adverse change in the condition of or title to its assets which have occurred subsequent to December 31, 1998, except depletion through normal production within authorized allowables, ordinary changes and rates of production, and depreciation of equipment through ordinary wear and tear.

      4.08 Third-Party and Governmental Consents. Except as set forth on
Schedule 4.08 hereto, and those customarily obtained after Closing, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration or filings with, or notice to, any Governmental Authority or other third party is required on the part of St. Mary in connection with the execution of this Agreement, the Related Agreements, or the consummation of the transactions contemplated hereby or thereby. All of the consents and approvals set forth on Schedule 4.08 have been obtained.

      4.09 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of St. Mary, threatened, by or against St. Mary with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby and St. Mary has no reason to believe there exists a valid basis for any such claim, action, suit, proceeding, or investigation.

      4.10 Broker's Fees. No agent, broker or other person is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against the Stockholders or Nance or against St. Mary or any of its subsidiaries or affiliates as a result of any actions by St. Mary. St. Mary shall indemnify the Stockholders against any claim for any such commission or finder's fee made by any agent, broker or other person as a result of any actions by St. Mary.

      4.11 No Misstatements or Omissions. No representation or warranty made in this Agreement by St. Mary is false or misleading as to any material fact or omits to state a material fact required to make any of such information not misleading in any material respect. In addition, all other information made available by St. Mary to the Stockholders, whether in oral, written or any other form, is true and correct to the Knowledge of St. Mary, and such information is not false or misleading as to any material fact. To the knowledge of St. Mary, the foregoing representations, warranties and information, together with the SEC Documents, constitute full disclosure of all material facts with respect to the business, assets and liabilities of St. Mary.

                                    ARTICLE 5
                                   DELIVERIES

      5.01 Deliveries by the Stockholders. At the Closing, in addition to any other documents required to be delivered under the terms of this Agreement, the Stockholders shall deliver the following:

            (a) A certificate of the Stockholders dated the Closing, certifying that any consents and approvals referred to in Section 3.11, which are obtainable prior to the Closing, have been obtained, together with copies of such consents and approvals.

            (b) Copies of the Articles of Incorporation of Nance certified as of a recent date by the Secretary of State of Montana.

            (c) Copies of the By-Laws of Nance including all amendments thereto, certified by the Secretary or an Assistant Secretary of Nance.

            (d) A Certificate dated not earlier than seven calendar days prior to Closing of the Secretary of State of Montana as to the valid existence of Nance.

            (e) Certificates of authority dated during 1999 of the Secretary of State of each of the states in which Nance is qualified to do business, as to the due qualification or license of Nance as a foreign corporation in such state.

            (f) The opinion of Crowley, Haughey, Hanson, Toole & Dietrich, PLLP, counsel to Nance and the Stockholders, substantially in the form of Exhibit 5.01(f) hereto.

            (g) Evidence in form and substance satisfactory to St. Mary of the resignation of all of the directors of Nance other than Robert L. Nance.

            (h) The Stockholders shall deliver to St. Mary Uniform Commercial Code financing statement searches for the State of Montana and any other state in which Nance or the Affiliates do business, dated within 15 calendar days prior to the date of the Closing, showing that there are no security interests, judgments, taxes, other liens or encumbrances outstanding against Nance or the Affiliates or their assets, or against the Stockholders.

      5.02 Deliveries by St. Mary. At the Closing, in addition to any other documents required to be delivered under the terms of this Agreement, St. Mary shall have delivered or will deliver the following:

            (a) A certificate of the President or a Vice President of St. Mary, dated the Closing Date, certifying that any consents and approvals referred to in Section 4.08 have been obtained, together with copies of such consents and approvals.

            (b) A copy of the Certificate of Incorporation of St. Mary, certified as of a recent date by the Secretary of State of Delaware.

            (c) A copy of the By-Laws of St. Mary, including all amendments thereto, certified by the Secretary or an Assistant Secretary of St. Mary.

            (d) A Certificate, dated as of a recent date of the Secretary of State of the State of Delaware as to the valid existence and good standing of St. Mary.

            (e) Resolutions adopted by the Board of Directors of St. Mary authorizing this Agreement and the Related Agreements and the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of St. Mary.

            (f) The opinion of the law firm Ballard Spahr Andrews & Ingersoll, LLP, counsel to St. Mary, substantially in the form of Exhibit 5.02(f) hereto.

                                    ARTICLE 6
                               RELATED AGREEMENTS

      6.01 Related Agreements. The obligation of the Stockholders to exchange the Nance Stock for the St. Mary Stock is subject to the execution and delivery of the following Related Agreements at the Closing:

            (a) Severance Agreements with Terry Holzwarth, Gary Evertz, Brian Cebull, Amy Cebull, Mike Bryant and Robert T. Hanley in the form of Exhibit 6(a) hereto. In addition, separate and apart from such Severance Agreements, St. Mary agrees that should any Nance employee be terminated or leave the employment of St. Mary or Nance, in determining what, if any, payments will be offered to the former employee, due regard will be given to the individual's duration of employment with Nance. Nothing in the preceding sentence shall alter or amend St. Mary's policies with regard to payments to employees who no longer remain in the employment of St. Mary, and St. Mary will continue to make its determination regarding these types of payments on a case-by-case basis taking into account all considerations it deems appropriate in making these types of decisions consistent with St. Mary's past practices. In addition, St. Mary will take into consideration any Nance employee's years of service with Nance with regard to participation in any St. Mary employee benefit plan with the exception of the pension plan;

            (b) An employment agreement with Robert L. Nance in the form of
Exhibit 6(b) hereto;

            (c) A Stock Option Plan Participation Agreement with Amy Cebull in the form of Exhibit 6(c) hereto; and

            (d) An Agreement with respect to the 401(k) Retirement Plan of Nance in the form of Exhibit 6(d) hereto.

                                    ARTICLE 7
                                 INDEMNIFICATION

      7.01 Survival of Representations, Warranties and Covenants. Without affecting the validity or applicability of the indemnification provisions set forth in Sections 7.02 and 7.03 of this Agreement, the representations, warranties, and covenants of the Stockholders and St. Mary contained in this Agreement shall survive the Closing and remain in full force and effect until one year after the Closing except that such representations and warranties shall remain in full force and effect until two years after the Closing with respect to any breach thereof resulting in or otherwise involving a claim by a third party against St. Mary, Nance or an Affiliate (a "Third Party Claim").

      7.02 Indemnification by and on Behalf of the Stockholders. Subject to the provisions of Section 7.05, the Stockholders jointly and severally agree to defend, indemnify and hold St. Mary harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees, penalties, and interest) payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of:

            (a) the breach of any representation and/or warranty made by the Stockholders herein; or (b) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the businesses of Nance or the Affiliates prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any condition or facts existing as of, Closing, regardless of whether or not referred to on a Schedule to this Agreement or otherwise disclosed or known to St. Mary as of Closing. No claim by St. Mary for indemnification by the Stockholders shall be made after one year has elapsed following the Closing except that a claim for indemnification may be made by St. Mary with respect to a Third Party Claim until two years has elapsed following the Closing.

      The indemnification obligation of the Stockholders set forth above shall be limited to those amounts attributable solely to Nance with respect to interests or activities of it, including those realized with respect to an interest of Nance in any property partially owned by it or realized with respect to any partnership interest of Nance (including its interest in an Affiliate), but shall not apply with respect to an ownership interest or partnership interest (even if in an Affiliate) of others.

      7.03 Indemnification by St. Mary. Subject to the provisions of Section 7.05, St. Mary agrees to defend, indemnify and hold the Stockholders harmless from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees, penalties and interest) payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of the breach of any representation and warranty made by St. Mary herein or in accordance herewith. No claim by the Stockholders for indemnification by St. Mary shall be made after one year has elapsed following the Closing except that a claim for indemnification may be made by the Stockholders with respect to a Third Party Claim until two years has elapsed following the Closing.

      7.04 Notice of Claims. The Stockholders and St. Mary shall give prompt written notice to each other of any claim by any party which might give rise to a claim by the Stockholders or St. Mary against the other based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Article 7 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought by a third party against the Stockholders or St. Mary with respect to which the other party may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided further, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

      7.05 Limitation of Liability. Notwithstanding the provisions of this
Article 7, neither the Stockholders collectively nor St. Mary shall have any liability to the other with respect to any matter which liability does not exceed $150,000 as to any single liability or $250,000 as to liabilities in the aggregate irrespective of their single size except that such limitations shall not apply to any Third Party Claim. In the event of any liability of the Stockholders for indemnification, St. Mary may elect to cause such liability to be satisfied in part or in whole by reducing pro rata the St. Mary Stock issued to the Stockholders by the number of shares (rounded to the nearest whole number) equal to the amount of the Stockholders' liability based on the published closing price for a share of St. Mary Stock on the day such liability is quantified, and the certificates of St. Mary Stock issued to the Stockholders shall bear a legend to that effect.

                                    ARTICLE 8
                               SHARE RESTRICTIONS

      8.01 Restricted Shares. The Stockholders hereby agree that during the period beginning on the Closing and, subject to Section 8.05, ending on the date which is three years after the date hereof, the Stockholders will not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of ("Transfer") any shares of St. Mary Stock received as part of the Consideration (the "Restricted Shares"), other than in accordance with the terms of this
Article 8 or as otherwise agreed by St. Mary in writing in its sole discretion, and any such purported Transfer shall be void, except that the Stockholders may make a Permitted Transfer (as hereinafter defined), if and only if the transferee in such Permitted Transfer ("Permitted Transferee") executes and delivers a written agreement to the effect that the Restricted Shares transferred to such Permitted Transferee shall be bound by the terms of this
Article 8 as if such Permitted Transferee were an original party hereto.

      8.02 Permitted Transfer. For purposes of this Article 8, a "Permitted Transfer" of Restricted Shares by any Stockholder is (i) any bona fide gift of such Restricted Shares by the Stockholder, including a charitable gift, (ii) any transfer of such Restricted Shares by the Stockholder to a trustee for the benefit of the Stockholder or the Stockholder's ancestors, descendants or spouse, or (iii) any transfer of such Restricted Shares by a Stockholder to the Stockholder's executors, administrators or legal representatives, heirs or devisees pursuant to the laws of descent and distribution.

      8.03 Restrictive Legends; Stop Orders. The certificate or certificates representing Restricted Shares issued to the Stockholders or any Permitted Transferee shall bear an appropriate legend referring to the restrictions on Transfer contained in this Article 8 (together with the legends referred to in

Section 3.29 and Section 7.05 hereof) shall be endorsed with substantially the following legend in addition to any other legend which may appear on such certificate or certificates:

      THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTECATION, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK EXCHANGE AGREEMENT DATED JUNE 1, 1999, BETWEEN ST. MARY LAND & EXPLORATION COMPANY AND ROBERT L. NANCE AND OTHER INDIVIDUALS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF THIS CERTIFICATE TO THE SECRETARY OF ST. MARY LAND & EXPLORATION COMPANY.

To assure compliance with the terms of this Agreement, St. Mary shall also be permitted to deliver appropriate "stop transfer" instructions covering certificates representing Restricted Shares to any transfer agent or registrar of the shares of St. Mary Stock.

      8.04 Termination of Restrictions. Any provision of this Agreement to the contrary notwithstanding, the restrictions on Transfer contained in this Article 8 shall expire as follows: (i) with respect to twenty percent of the original number of Restricted Shares, one year after the date hereof, and (ii) with respect to the remaining Restricted Shares, three years after the date hereof. The restrictions contained herein shall expire with respect to the Restricted Shares held by the Stockholders in proportion to his respective ownership of shares of St. Mary Stock on the date hereof.

      8.05 Removal of Legends. Whenever the restrictions imposed by this Article 8 shall terminate by reason of the passage of time and the Restricted Shares are transferable pursuant to Rule 144(k) under the Securities Act or other available exemption from the registration requirements of the Securities Act, each holder of Restricted Shares shall be entitled to receive from St. Mary, without cost or expense, a new certificate representing such Restricted Shares not bearing the legends set forth in Section 8.03 and Section 3.29 upon receipt of an opinion of counsel reasonably satisfactory to St. Mary that such restrictions have terminated in accordance with their terms and that such Restricted Shares are transferable without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or other available exemption from the registration requirements of the Securities Act.

      8.06 Voting Rights. The holder or holders of Restricted Shares shall retain the full right to vote or to execute and deliver a proxy to vote Restricted Shares on any matter submitted to holders of St. Mary Stock.


                                    ARTICLE 9
                               GENERAL PROVISIONS

      9.01 Continuance of Nance. Subject to a major change of circumstance such as a change of control of St. Mary, after Closing, St. Mary will conduct its business affairs in the areas where Nance has historically been involved as well as any additional areas deemed appropriate by St. Mary using the Nance entity in name as a wholly owned subsidiary of St. Mary, and Robert L. Nance will become an employee charged with the responsibility of running the day-to-day affairs of Nance as its President and Chief Executive Officer. During the time that Robert
L. Nance retains the title of President and Chief Executive Officer of Nance, St. Mary agrees that the principal office of Nance will remain in Billings, Montana.

      9.02 Net Profit Interest Pools. It is understood and agreed that the current employees of Nance will not participate in the employee net profits interest pool of St. Mary for the calendar year 1999. Eligible Nance employees will be offered participation in such pool during the calendar year 2000 and thereafter. During calendar year 1999, the current Nance employees will maintain their compensation plans in existence as of January 1, 1999 for the 1999 calendar year and will maintain their customary participation therein.

      9.03 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its or his own expenses (including, without limitation, the fees and expenses of its or his agents, representatives, counsel, and accountants) incurred in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

      9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Stockholders and St. Mary and their respective heirs, personal representatives, successors, representatives and assigns.

      9.05 Waiver. No provision of this Agreement shall be deemed waived by course of conduct, including the act of closing, unless such waiver is made in writing signed by all then existing or surviving parties hereto, stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement, whether of a similar or dissimilar nature.

      9.06 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by St. Mary or by the Stockholders (or by any director, officer, employee, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) constitutes the entire agreement between the parties and there are no agreements or commitments except as expressly set forth herein. To the extent there exists any conflict between this Agreement and any of the Related Agreements, this Agreement shall control.

      9.07 Further Assurances. Each of the parties hereto agrees to execute all further documents and instruments and to take or to cause to be taken all reasonable actions which are necessary or appropriate to complete the transactions contemplated by this Agreement.

      9.08 Notices. All notices, demands, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service or facsimile transmission (with receipt confirmed). Notices shall be sent to the parties to the following addresses (or at such other addresses for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof):

            If to the Stockholders:

                  Robert L. Nance
                  550 N. 31st Street, Suite 500
                  Billings, MT  59101
                  Telephone:  406-245-6248
                  Facsimile:  406-245-9106
with a copy (which shall not constitute notice) to:

                  Myles J. Thomas
                  Crowley Haughey Hanson Toole & Dietrich
                  490 North 31st Street, Suite 500
                  Billings, Montana  59103
                  Telephone:  406-252-3441
                  Facsimile:  406-259-4159

            If to St. Mary:

                  St. Mary Land & Exploration Company
                  1776 Lincoln Street, Suite 1100
                  Denver, Colorado  80203
                  Telephone:  303-861-8140
                  Facsimile:  303-863-1040
                  Attention:  Milam Randolph Pharo

      9.09 Amendments, Supplements, Etc. This Agreement may be amended or modified only by a written instrument executed by all parties hereto which states specifically that it is intended to amend or modify this Agreement.

      9.10 Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible but still be legal, valid and enforceable.

      9.11 Governing Law. This Agreement and its interpretation shall be governed by the laws of the State of Colorado.

      9.12 Counterpart Execution. This Agreement may be executed in counterparts and each counterpart shall constitute a binding agreement as if the parties had executed a single document. The parties agree that such counterpart execution may be evidenced by a facsimile transmission of the execution page for each such party, and such facsimile execution shall constitute a binding execution by such party. At or after Closing, the parties agree that a sufficient number of original counterpart executions will be obtained and affixed to this Agreement so that each party will have an originally executed Agreement.


/s/ Robert L. Nance                       /s/ Penni W. Nance
------------------------------            ---------------------------------
    Robert L. Nance                           Penni W. Nance


/s/ Amy Nance Cebull                      /s/ Amy Nance Cebull
------------------------------            ---------------------------------
Amy Nance Cebull                          Amy Nance Cebull, Trustee of the
                                          Clay Richard Cebull Trust


/s/ Robert Scott Nance                    /s/ Brian R. Cebull
------------------------------            ---------------------------------
Robert Scott Nance                        Brian R. Cebull

/s/ Robert L. Nance
------------------------------
By:   Robert L. Nance
      His Attorney-in-Fact


ST. MARY LAND & EXPLORATION COMPANY



By: /s/ Mark A. Hellerstein
    --------------------------
      Mark A. Hellerstein
      President

                                LIST OF SCHEDULES

_____ Schedule 1.01(4) - Consideration - Shares of St. Mary Stock used as Consideration

_____ Schedule 2.02 - Exchange of Shares - Certificates for St. Mary Stock used as Consideration

_____ Schedule 3.01 - Ownership of Shares - Ownership of Nance Stock by Stockholders

_____ Schedule 3.04 - Organization Existence - Jurisdictions where Nance is qualified to do business; names and addresses of registered agents in such jurisdictions; and names under which Nance has conducted or purported to conduct business since date of incorporation

_____ Schedule 3.06 - Subsidiaries - List, if any, of Nance subsidiaries, ownership in any corporation, partnership, liability company, joint venture, or other enterprise or entity

_____       Schedule 3.10 - No Adverse Effects or Changes - Nance

            _____ Schedule 3.10(e) - List, if any, of any disposition of any material assets, properties or rights, or canceled or terminated, or agreed to cancel or terminate any debts or claims other accounts receivable write-offs and writedowns in the ordinary course of business (since December 31, 1998)

            _____ Schedule 3.10(h) - List, if any, of any accrual or arrangement for or payment of any bonus or special compensation or severance or termination pay to any present or former officer, director, or executive employee (since December 31, 1998)

_____ Schedule 3.11 - Third Party and Governmental Consents - List, if any, of the Third Party and Governmental Consents required on the part of Stockholders, Nance, or its Affiliates

_____       Schedule 3.12 - Real and Personal Property

            _____ Schedule 3.12(a) - Real Property - List of all real property other than properties acquired for development of or exploration for oil and gas resources, owned, leased or subject to a contract by Nance (written or oral). Owned Real Property needs a description of the nature and amount of any liens, mortgages, and encumbrances affecting such property. List, if any, of any building, premises and equipment (owned or leased by Nance) that are not in good condition and repair.

            _____ Schedule 3.12(b) - Oil and Gas Leases and Wells List of oil and gas leases in which Nance or its Affiliate is a party

            _____ Schedule 3.12(c) - Personal Property - List, if any, of any outstanding options, warrants, commitments, agreements or any other right against any of the personal property (other than St. Mary)

_____ Schedule 3.13 - Accounts and Notes Receivable - List of Nance's and its Affiliate's accounts and notes receivables as of December 31, 1998

            _____ Aging report setting forth all accounts receivables (other than intercompany receivables)

            _____ Identify any asset holding a security interest to secure payment of the underlying indebtedness

            _____ Description of the nature and amount of any lien on or security interest in such accounts and notes receivable

            _____ Identify accounts receivable on Schedule 3.13 which have been collected in their entirety since December 31, 1998.

_____ Schedule 3.14 - Accounts Payables and Promissory Notes - Nance and its Affiliate. List of:

            _____ Accounts payable as of December 31, 1998 with Appropriate aging report

            _____ Long-term and short-term promissory notes, installment contracts, loan agreements, and credit agreements

            _____ Indentures, mortgages, security agreements, pledges, etc.

            _____ Identify accounts payable on Schedule 3.13 which have been fully or partially paid since December 31, 1998.

_____       Schedule 3.15 - Bonds and Insurance

            _____ List of all insurance policies and bonds. List should include (i) insurer and agent; (ii) amount of coverage;
                        (iii) premium dates; and (iv) expiration dates, if any.

            _____ List, if any, of any facts or circumstances under which claims for uninsured losses or damages are likely to be Asserted against Nance in excess of $10,000 or pending claims against Nance

_____ Schedule 3.16 - Bank Accounts - List of (i) names of banks or financial institutions where Nance or the Affiliates has banks Accounts and safety deposit boxes (ii) names of persons authorized to draw on account or access the safety deposit box; and (iii) names of persons other than officers who are authorized to incur Liabilities for borrowed funds

_____ Schedule 3.19 - Permits - List of all federal, state or local regulatory or governmental authority permits relating to the business properties or assets of Nance

_____       Schedule 3.20 - Taxes - List, if any, of audited Tax reports of
            Nance

_____       Schedule 3.21 - Employee Benefit Plans and Employment Agreement

            _____       Schedule 3.21(a) - List of every Employee Benefit Plan

                        _____       Copies of such Employee Benefit Plan

                        _____ Copy of the most recent audit or unaudited financial statement with regard to each Employee Benefit Plan

                        _____ Copies of most recent determination letters to any Employee Benefit Plan which is an employee pension benefit plan

                        _____ Copies of most recent actuarial reports, if any, of each such Employee Benefit Plan

_____ Schedule 3.22 - Certain Employees and Salaries - List of names and salary rates of all employees of Nance whose current regular annual salary rate is $60,000 or more. List also identifies company cars, club memberships, and other fringe benefits

_____ Schedule 3.23 - Material Contracts - List of all contracts and Arrangements written, electronic, oral or otherwise. Copies of all Contracts listed.

_____ Schedule 3.24 - Labor Matters - List, if any, of any labor strike, dispute, slow-down, work stoppage, or other labor difficulty in the Last 5 years

_____       Schedule 3.25 - Environmental Matters

_____ Schedule 3.26 - Necessary Property - Assets of Nance not otherwise Listed on a schedule, whether tangible or intangible which are required for the operation by Nance of its businesses

_____ Schedule 3.31 - Tax Reports - Copies of tax reports filed by Nance or its Affiliates for the past two years including 1998

_____ Schedule 4.05 - Capital Stock of St. Mary - List, if any, of outstanding equity securities, options, warrants, rights, call, Commitments, conversion rights, rights of exchange, plans or other Agreements of any character provided for the purchase, issuance or sale of any shares of capital stock of St. Mary (other than Contemplated in this Agreement)

_____ Schedule 4.08 - Third Party and Governmental Consents - List, if Any, of the Third Party and Governmental Consents required on the part of St. Mary

_____       Exhibit 5.01(f) - Form opinion letter from Quanterra counsel

_____       Exhibit 5.02(g) - Form opinion letter from St. Mary counsel

_____       Exhibit 6(a) - Form Severance Agreement

_____       Exhibit 6(b) - Form Employment Agreement

_____       Exhibit 6(c) - form Stock Option Plan Participation Agreement

_____       Exhibit 6(d) - Form 401(k) Retirement Plan of Nance

                             DELIVERIES BY ST. MARY

_____       1.    A certificate from the President or a Vice President dated the date of Closing, certifying that any third party or governmental consents and approvals have been obtained, together with copies of such consents and approvals.

_____       2.    A copy of STML&EC Certificate of Incorporation (recent date)
                  from Secretary of State of Delaware.

_____       3.    A copy of the By-Laws of St. Mary, including all amendments thereto certified by the Secretary or an Assistant Secretary of St. Mary.

_____       4.    A Certificate of Good Standing for STML&E (recent date) from
                  Secretary of State of Delaware

_____       5.    STML&EC Resolutions adopted by the Board of Directors of
                  Authorizing transaction

_____       6.    Opinion letter from Ballard Spahr Andrews & Ingersoll, LLP

                   CONDITIONS BY NANCE PETROLEUM CORPORATION

_____       1.    A Stockholders certificate (dated as of Closing) regarding
                  Consents and approvals, together with copies of such consents
                  And approvals

_____       2.    Certified Articles of Incorporation (recent date) from
                  Secretary of State of Montana.

_____       3.    By-Laws including all amendments thereto certified by the
                  Secretary or an Assistant Secretary

_____       4.    Certificate from the Montana Secretary of State (dated within seven calendar days prior to Closing) as to the valid existence of Nance.

_____       5.    Certificates of Authority dated during 1999 from the Secretary of State of each of the states in which Nance is qualified to do business

_____       6.    Opinion letter from Crowley, Haughey, Hanson, Toole &
                  Dietrich, PLLP

_____       7.    Evidence of resignation of all of the directors of Nance other than Robert L. Nance.

_____       8.    Uniform Commercial Code financing statement searches for the
                  State of Montana and any other state in which Nance or its Affiliates do business (dated within 15 calendar days prior to the date of the Closing)

                    ADDITIONAL AGREEMENTS NEEDED FOR CLOSING


_____       Severance Agreements

            _____       Terry Holzwarth

            _____       Gary Evertz

            _____       Brian Cebull

            _____       Amy Cebull

            _____       Mike Bryant

            _____       Robert T. Hanley

_____       Employment agreement with Robert L. Nance

_____       Stock Option Plan Participation Agreement with Amy Cebull

_____       An Agreement with respect to the 401(k) Retirement Plan of Nance